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Exhibit 4.5

Warrant No.

COMMON STOCK PURCHASE WARRANT

        THIS WARRANT (THE "WARRANT") HAS BEEN, AND THE SHARES OF COMMON STOCK WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT (THE "SHARES") WILL BE, ACQUIRED SOLELY FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NEITHER THIS WARRANT NOR THE SHARES (TOGETHER, THE "SECURITIES") HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS.

Void after August , 2012

EAST WEST BANCORP INC.

WARRANT TO PURCHASE THREE HUNDRED THOUSAND (300,000) SHARES OF COMMON STOCK

        THIS CERTIFIES THAT, for value received, Ho Yuan Chen and Chang-Hua Kang Chen, Husband and Wife, as community property (the "Holder"), is entitled to subscribe for and purchase from East West Bancorp, Inc., a Delaware corporation (the "Company"), Three Hundred Thousand (300,000) shares (as adjusted pursuant to Section 4 hereof) (the "Shares"), of the fully paid and nonassessable Common Stock, par value $0.001 (the "Common Stock"), of the Company at the price of Twenty Six Dollars and Sixty Seven Cents ($26.67) per share (the "Exercise Price") (as adjusted pursuant to Section 4 hereof), subject to the provisions and upon the terms and conditions hereinafter set forth.

        This Warrant is subject to the following terms and conditions:

          1.    Method of Exercise: Vesting.    The purchase rights represented by this Warrant shall become exercisable in equal annual installments over a period of six (6) years from the date hereof, with rights to purchase an amount equal to twenty percent (20%) of the Shares becoming exercisable upon each anniversary (other than the first anniversary) of the date hereof, commencing upon the second anniversary of the date hereof. Rights to purchase Shares shall be exercisable for a period of five (5) years from the date of vesting of such rights.

            (a)    Change in Control.    Notwithstanding the foregoing, all purchase rights not previously vested shall become fully vested and exercisable upon a "Change in Control" of the Company. For purposes of this Warrant, "Change in Control" is defined to be: (i) any sale of stock of the Company, or any merger or consolidation of the Company with or into another corporation, in which the shareholders of the Company immediately prior to such sale, merger or consolidation own, in the aggregate, less than 50% of the voting securities of the successor corporation following such sale, merger or consolidation; or (ii) the sale of all or substantially all the assets of the Company.

            (b)    Breach of Marketing Agreements.    Contemporaneously with the execution and delivery of this Warrant, the Company's subsidiary, East West Bank (the "Bank"), will enter into a marketing agreement and a master license agreement (collectively, the "Marketing Agreements"), both dated as of the date hereof, with each of Welcome Market, Inc., a California corporation, and TAWA Supermarket, Inc., a California corporation (collectively, the "Markets"), pursuant to which the Bank will market its services through the Markets. Notwithstanding the vesting schedule set forth above, all purchase rights not previously vested shall become fully vested and exercisable upon a "Company Caused" termination of either of the Marketing Agreements. A "Company Caused" termination is defined to be any termination by either one of the Markets of either one of the Marketing Agreements, but only if the cause of such termination is a material breach by the Bank thereunder.

          2.    Method of Exercise: Payment.

            (a)    Cash Payment.    The purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, from time to time by the surrender of this Warrant (with the notice of exercise form (the "Notice of Exercise") attached hereto as Exhibit A duly executed) at the principal office of the Company, and by the payment to the Company of an amount equal to the Exercise Price multiplied by the number of the Shares being purchased, which amount may be paid, at the election of the Holder, by wire transfer or certified check payable to the order of the Company. The person or persons in whose name(s) any certificates representing Shares shall be issuable upon exercise of this Warrant shall be deemed to have become the holder(s) of record of, and shall be treated for all purposes as the record holder(s) of, the Shares represented thereby (and such Shares shall be deemed to have been issued) immediately prior to the close of business on the date or dates upon which this Warrant is exercised.

            (b)    Net Issue Exercise.    In lieu of exercising this Warrant pursuant to Section 2(a) hereof, the Holder may elect to receive a number of Shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with Notice of Exercise in which Alternative No. 1 is initialed by the Holder. In such event, the Company shall issue to the Holder a number of Shares computed using the following formula:

X = Y (A-B) A
Where X	=	the number of Shares to be issued to the Holder.
Y	=	the number of Shares subject to this Warrant (as adjusted to the date of such calculation).
A	=	the fair market value of one share of the Company's Common Stock.
B	=	the Exercise Price (as adjusted to the date of such calculation).

            (c)    Fair Market Value.    For purposes of Section 2(b), the fair market value of the Company's Common Stock shall mean the average closing price quoted on any exchange on which the common Stock is listed, as published in the Western Edition of The Wall Street Journal, for the ten trading days prior to the date of determination of fair market value.

            (d)    "Easy Sale" Exercise.    In lieu of the payment methods set forth in Section 2(a) above, when permitted by law and applicable regulations (including Nasdaq and NASD rules), the Holder may pay the Exercise Price through a "same day sale" commitment from the Holder (and if applicable a broker-dealer that is a member of the National Association of Securities Dealers (a "NASD Dealer")), whereby the Holder irrevocably elects to exercise this

    Warrant and to sell at least that number of Shares so purchased to pay the Exercise Price (and up to all of the Shares so purchased) and the Holder (or, if applicable, the NASD Dealer) commits upon sale (or, in the case of the NASD Dealer, upon receipt) of such Shares to forward the Exercise Price directly to the Company, with any sale proceeds in excess of the Exercise Price being for the benefit of the Holder.

            (e)    Stock Certificates.    In the event of any exercise of the rights represented by this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to the Holder as soon as practicable, and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the Shares with respect to which this Warrant shall not have been exercised shall also be issued to the Holder within such time.

          3.    Stock Fully Paid; Restrictions on Shares; Reservation of Shares.    All of the Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefor, be duly authorized, validly issued, fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens, charges, security interests and other encumbrances or restrictions. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance sufficient shares of its Common Stock to provide for the exercise of the rights represented by this Warrant and, from time to time, will take all steps necessary to amend its Certificate of Incorporation to provide sufficient reserves of shares of Common Stock issuable upon exercise of this Warrant.

          4.    Adjustment of Exercise Price and Number of Shares.    The number and kind of shares purchasable upon the exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

            (a)    Adjustment for Stock Splits, Stock Subdivisions or Combinations of Shares.    The Exercise Price of this Warrant shall be proportionally decreased and the number of shares of Common Stock issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall be proportionally increased to reflect any stock split or subdivision of the Company's Common Stock. The Exercise Price of this Warrant shall be proportionally increased and the number of shares of Common Stock issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall be proportionally decreased to reflect any combination of the Company's Common Stock.

            (b)    Adjustment for Dividends or Distributions of Stock or Other Securities or Property.    In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Common Stock (or any shares of stock or other securities at the time issuable upon exercise of the Warrant) payable in (i) securities of the Company or (ii) assets (excluding cash dividends paid or payable solely out of retained earnings), then, in each such case, the Holder of this Warrant on exercise hereof at any time after the consummation, effective date or record date of such dividend or other distribution, shall receive, in addition to the shares of Common Stock (or such other stock or securities) issuable on such exercise prior to such date, and without the payment of additional consideration therefor, the securities or such other assets of the Company to which such Holder would have been entitled upon such date if such Holder had exercised this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and all such additional securities or other assets distributed with respect to such shares as aforesaid during such period giving effect to all adjustments called for by this Section 4(b).

            (c)    Reclassification.    If the Company, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change, and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 4(c). No adjustment shall be made pursuant to this Section 4(c) upon any conversion or redemption of the Common Stock which is the subject of Section 4(e).

            (d)    Adjustment for Capital Reorganization, Merger or Consolidation.    In case of any capital reorganization of the capital stock of the Company (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the assets of the Company then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4(d). The foregoing provisions of this Section 4(d) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per-share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

            (e)    Conversion of Common Stock.    In case all or any portion of the authorized and outstanding shares of Common Stock of the Company are redeemed or converted or reclassified into other securities or property pursuant to the Company's Certificate of Incorporation or otherwise, or the Common Stock otherwise ceases to exist, then, in such case, the Holder of this Warrant, upon exercise hereof at any time after the date on which the Common Stock is so redeemed or converted, reclassified or ceases to exist (the "Termination Date"), shall receive, in lieu of the number of shares of Common Stock that would have been issuable upon such exercise immediately prior to the Termination Date, the securities or property that would have been received if this Warrant had been exercised in full and the Common Stock received thereupon had been simultaneously converted immediately prior to the Termination Date, all subject to further adjustment as provided in this Warrant. Additionally, the Exercise Price shall be immediately adjusted to equal the quotient obtained by dividing (x) the aggregate Exercise Price of the maximum number of shares of Common Stock for which this Warrant was exercisable immediately prior to the Termination Date by (y) the number of shares of Common Stock of the Company for which this Warrant is exercisable immediately after the Termination Date, all subject to further adjustment as provided herein.

          5.    Notices.

          (a)  Upon any adjustment of the Exercise Price and any increase or decrease in the number of Shares purchasable upon the exercise of this Warrant in accordance with Section 5 hereof, then, and in each such case, the Company, within fifteen (15) days thereafter, shall give written notice thereof to the Holder at the address of such Holder as shown on the books of the Company. Such notice shall state the Exercise Price as adjusted and, if applicable, the increased or decreased number of Shares purchasable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation of each.

          (b)  The Company shall send to the Holder not less than thirty (30) days before the expiration of this Warrant, a written notice of the date on which this Warrant will expire.

          6.    Transfer of Warrant.    This Warrant and all rights hereunder are transferable in accordance with the conditions in Section 7 hereof. In order to effect any transfer of all or a portion of this Warrant or the Shares, the transferor shall deliver a completed and duly executed Notice of Transfer (attached hereto as Exhibit B). Upon any permitted partial transfer, the Company will issue and deliver to the Holder a new Warrant or Warrants with respect to the shares of Common Stock not so transferred. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that when this Warrant shall have been so endorsed, the person in possession of this Warrant may be treated by the Company, and all other persons dealing with this Warrant, as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding.

          7.    Condition of Transfer of Warrant.

          (a)  It shall be a condition to any transfer of this Warrant, or of any or all of the Shares issued upon exercise of this Warrant, other than a transfer registered under the Act, that the Holder shall have given written notice to the Company which shall describe the manner and circumstances of the proposed transfer and be accompanied by evidence reasonably satisfactory to the Company that such transfer is exempt from the registration requirements of the Act and applicable state securities laws.

          (b)  Each certificate evidencing the Shares issued upon exercise of this Warrant, or transfer of such Shares (other than a transfer registered under the Act or any subsequent transfer of Shares so registered), shall be stamped or imprinted with the following legends:

              (i)  (a) a legend containing the following or substantially similar language:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION UNDER THE ACT.

          and

            (ii)  any legend required to be placed thereon by applicable state securities law authorities.

        Subject to this Section 7, the Company may instruct its transfer agent not to register the transfer of all or a part of this Warrant, or any of the Shares, unless the conditions specified in the above legends are satisfied.

          8.    Removal of Legend.    Upon request of a holder of a certificate with the legend referred to in Section 7 hereof, the Company shall issue to such holder a new certificate therefor free of any transfer legend, if with such request the Company shall have received reasonably satisfactory evidence that the sale of such Shares is being made pursuant to Rule 144 under the Act or under any other exemption under the Act.

          9.    Fractional Shares.    No fractional Shares of Common Stock will be issued in connection with any exercise hereunder, but in lieu of such fractional Shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

          10.    Right of Refusal.    In the event of an acceleration of the vesting of rights to purchase under Section 1(b) as a result of a Company Caused termination of one of the Marketing Agreements, the Company shall have a first right of refusal (the "Right of Refusal") to acquire all, but not less than all, of those Shares for which the right to acquire shall have been accelerated as a result of such Company Caused termination (but not as to those Shares for which the right to acquire shall have vested prior thereto for any reason other than such Company Caused termination) and which Investor may thereafter propose to transfer, upon the same terms and conditions as proposed to be transferred by Investor, pursuant to a written notice of such proposed transfer (the "Notice") provided by Investor to the Company at least thirty (30) days prior to the proposed date of transfer, specifying the proposed transferee, the number of Shares to be transferred, the price per share, the terms of transfer and the manner of payment. The Company shall have a period of seven (7) days from receipt of the Notice in which to exercise its Right of Refusal and to purchase all, but not less than all, of the Shares proposed to be transferred on the same terms and conditions specified in the Notice. If the Company does not elect to exercise its Right of Refusal within such 7-day period, then Investor may proceed to consummate the proposed transaction, but only upon substantially the same terms and conditions specified in the Notice; provided, however, that any substantial change in such terms and conditions of sale from that specified in the Notice will require Investor to provide a new notice to the Company and afford the Company a subsequent additional Right of Refusal with respect to such Shares upon such amended terms and conditions. The Right of Refusal shall cease to apply as to Shares on the earlier to occur of: (i) the date when such Shares would have otherwise vested in accordance with the schedule first set forth at Section 1, in the same proportion as that schedule otherwise provides; or (ii) the date when such Shares may be sold under Rule 144 within any ninety (90) day period.

          11.    Representations and Warranties of the Company.    The Company represents and warrants to the Holder as follows:

          (a)  All corporate action on the part of the Company, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of, and the performance of all obligations of the Company under, this Warrant, and (ii) the authorization, issuance, reservation for issuance and delivery of all of the Common Stock issuable upon exercise of this Warrant, has been duly taken. This Warrant constitutes a valid and binding obligation of the Company enforceable in accordance with its terms. All consents, approvals and authorizations of, and registrations, qualifications and filings with, any federal or state governmental agency, authority or body, or any third party, required in connection with the execution, delivery and performance of this Warrant and the consummation of the transactions contemplated hereby and thereby have been obtained;

          (b)  The Shares have been duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable;

          (c)  The rights, preferences, privileges and restrictions granted to or imposed upon the Shares and the holders thereof are as set forth in the Company's Certificate of Incorporation, a true and complete copy of which has been delivered to the original Holder of this Warrant;

          (d)  The execution and delivery of this Warrant are not, and the issuance of the Shares upon exercise of this Warrant in accordance with the terms hereof will not be, inconsistent with the Company's Certificate of Incorporation or Bylaws, as amended;

          (e)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted;

          (f)    The Warrant has been, and, when issued in accordance with the terms hereof, the Shares, will be, issued in full compliance with the registration and prospectus delivery requirements of the Act and the registration and qualification requirements of all applicable state securities laws, or in compliance with applicable exemptions therefrom, and all other provisions of applicable federal and state securities laws, including without limitation, anti-fraud provisions; and

          (g)  All consents, approvals, orders, authorizations or registrations, qualifications, declarations or filings with any federal or state governmental authority on the part of the Company required in connection with the consummation of the transactions contemplated herein shall have been obtained prior to and be effective as of the date hereof.

          12.    Representations and Warranties by the Holder.    The Holder represents and warrants to the Company as follows:

          (a)  This Warrant is being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Act;

          (b)  The Holder understands that the Warrant and the Shares have not been registered under the Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Act pursuant to Section 4(2) thereof, and that they must be held by the Holder indefinitely, and that the Holder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Act or is exempted from such registration. The Holder further understands that the Shares have not been qualified under the California Securities Law of 1968 (the "California Law") by reason of their issuance in a transaction exempt from the qualification requirements of the California Law pursuant to Section 25102(f) thereof, which exemption depends upon, among other things, the bona fide nature of the Holder's investment intent expressed above;

          (c)  The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of this Warrant and the Shares purchasable pursuant to the terms of this Warrant and of protecting its interests in connection therewith; and

          (d)  The Holder is able to bear the economic risk of the purchase of the Shares pursuant to the terms of this Warrant.

          13.    Rights of Stockholders.    No holder of this Warrant shall be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

          14.    Expiration of Warrant.    This Warrant shall expire and shall no longer be exercisable as of 5:00 p.m., California local time, on August    , 2012; provided, however, that no right to purchase Shares shall be exercisable after five (5) years from the date of vesting of such right.

          15.    Registration Rights.    All shares of Common Stock issuable upon exercise of this Warrant shall be "Registrable Securities" as defined in the Investor Agreement between the Holder and the Company.

          16.    Notices of Record Date.    In case:

          (a)  the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant), for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities or to receive any other right;

          (b)  of any consolidation or merger of the Company with or into another corporation, any capital reorganization of the Company, any reclassification of the Capital Stock of the Company, or any conveyance of all or substantially all of the assets of the Company to another corporation in which holders of the Company's stock are to receive stock, securities or property of another corporation;

          (c)  of any voluntary dissolution, liquidation or winding-up of the Company; or

          (d)  of any redemption or conversion of all outstanding Common Stock,

        then, and in each such case, the Company will mail or cause to be mailed to the Holder of this Warrant a notice specifying, as the case may be: (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right; or (ii) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock or (such stock or securities as at the time are receivable upon the exercise of this Warrant), shall be entitled to exchange their shares of Common Stock (or such other stock or securities), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be delivered at least thirty (30) days prior to the date therein specified.

          17.    No Inconsistent Agreements.    The Company will not on or after the date of this Warrant enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders of this Warrant or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to holders of the Company's securities under any other agreements, except rights that have been waived.

          18.    Miscellaneous.

            (a)    Further Assurances.    Contemporaneously with the execution and delivery of this Warrant, the Company and the Holder have entered into a Stock Purchase Agreement, a Stock Restriction Agreement and an Investor Agreement (the "Ancillary Agreements"). Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to effect the intents and purposes of this Warrant and the Ancillary Agreements.

            (b)    Rights Cumulative.    Each and all of the various rights, powers and remedies of the parties hereto shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Warrant. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

            (c)    Notices.    Except as may be specifically provided otherwise herein, all notices, consents or demands of any kind which any party to this Warrant may be required or may desire to serve on any other party hereto in connection with this Warrant shall be in writing and may be delivered by personal service or overnight courier, by telex or facsimile transfer, or by registered or certified mail, return receipt requested, deposited in the United States mail with first-class postage thereon fully prepaid, addressed as set forth below. Service of any such notice or demand so made by mail shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or at the expiration of five (5) business days after the date of mailing, whichever is earlier. Any party hereto may from time to time by notice in writing served upon the Company as aforesaid, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered.

If to the Company:	East West Bancorp Inc. Attn: Douglas P. Krause Executive Vice President, General Counsel and Secretary 415 Huntington Drive San Marino, CA 91108 Facsimile: 626-799-3167 Telephone: 626-583-3587
If to the Holder:	Ho Yuan Chen and Chang-Hua Kang Chen 6281 Regio Avenue Buena Park, CA 90620-1042 Facsimile: 714-521-3366 Telephone: 714-521-8899
With a copy to:	Keith E. Thomas, Esq. 4685 MacArthur Court, Suite 450 Newport Beach, CA 92660 Facsimile: 949-476-2477 Telephone: 949-475-1997

            (d)    Captions.    Captions are provided herein for convenience only and they form no part of this Warrant and are not to serve as a basis for interpretation or construction of this Warrant, nor as evidence of the intention of the parties hereto.

            (e)    Severability.    The invalidity, in whole or in part, of any provision of this Warrant shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be so declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Warrant with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

            (f)    Attorneys' Fees.    In any action at law or in equity to enforce any of the provisions or rights under this Warrant, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party all reasonable costs, expenses and attorneys' fees incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal) with respect to such action.

            (g)    Counterparts; Facsimile.    This Warrant may be executed in separate counterparts and in facsimile, each of which shall be deemed an original, and when executed, separately or together, shall constitute a single original instrument, effective in the same manner as if the parties hereto had executed one and the same instrument.

            (h)    Waiver.    No waiver of any term, provision or condition herein, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition hereof.

            (i)    Entire Agreement.    This Warrant, together with the Ancillary Agreements, are intended by the parties hereto to be the final expression of their agreement and constitute and embody the entire agreement and understanding of the parties with regard to the subject matter hereof and thereof, and are the complete and exclusive statement of the terms and conditions thereof, and shall supersede any and all prior correspondence, conversations, negotiations, agreements or understandings relating to the same subject.

            (j)    Governing Law.    It is the intention of the parties that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Warrant, the construction of its terms and the interpretation of the rights and duties of the parties.

            (k)    Successors and Assigns.    This Warrant and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the heirs, executors, administrators, successors and permitted assigns of the parties hereto.

            (l)    Amendment.    This Warrant may not be modified, amended, altered or changed in any respect whatsoever except by further agreement in writing, duly executed by all parties hereto. No oral statements or representations made after the date of this Warrant by either party hereto are binding on such party, and neither party hereto shall have the right to rely on such oral statements or representations.

            (m)    Arbitration.    Any controversy or claim, whether based on contract, tort, statute, indemnity, or other legal theory (including but not limited to any claim of fraud or misrepresentation) arising out of or related to this Warrant or the Ancillary Agreements, or any subsequent agreement between the parties, will be settled by arbitration before a retired judge or justice chosen by the parties through the Judicial Arbitration and Mediation Service ("JAMS") of Los Angeles County. The parties agree that JAMS will provide a list of five available judges or justices from which the parties will choose a single judge or justice to arbitrate their dispute. If the parties cannot agree on a single judge or justice, each party will have the right to reject or strike up to two (2) judges or justices from the list of five. The arbitrator will then be chosen from the remaining judge(s) or justice(s) by blind draw supervised by JAMS. In rendering his or her award, the retired judge or justice ("Arbitrator") will have no authority or jurisdiction to modify or change any provision of this Warrant or to award punitive damages. The Arbitrator will have the authority to determine the arbitrability of any dispute between the parties and will also have the authority to establish procedural rules to govern the arbitration of any dispute between the parties. Any judgment upon the award rendered by the Arbitrator will be final and binding and may be entered in any court having jurisdiction thereof.

            (n)    Good Faith.    The Company shall not, by amendment of its Certificate of Incorporation, or through any other means, directly or indirectly, avoid or seek to avoid the observance or performance of any of the terms of this Warrant and shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

            (o)    Replacement Warrant.    Upon receipt of evidence reasonably satisfactory to the Company of the lost, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company at its expense will execute and deliver to the holder of record, in lieu thereof, a new Warrant of like date and tenor.

            (p)    Acceptance.    Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to the foregoing terms and conditions.

            (q)    Choice of Forum.    Any judicial proceeding brought by any party hereto as a result of a dispute or controversy arising out of or related to this Agreement shall be commenced in courts located within Los Angeles County, California. All parties hereto agree to submit to the jurisdiction of the federal and state courts located within such county in the event of such a dispute or controversy.

            (r)    Assignment.    Except as otherwise specifically provided herein, neither this Warrant nor any of the rights, interests or obligations of arising hereunder may be assigned by either party hereto without the prior written consent of the other party hereto.

        IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

Issued this day of August, 2001
EAST WEST BANCORP INC.
By:
Name:
Title:
Acknowledged and Accepted:
Ho Yuan Chen

EXHIBIT A

NOTICE OF EXERCISE

(To be executed upon exercise of Warrant)

EAST WEST BANCORP INC.	WARRANT NO.

        The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant for, and to purchase thereunder, the securities of East West Bancorp Inc., as provided for therein, and (check the applicable box):

☐	Tenders herewith payment of the exercise price in full in the form of cash or a certified or official bank check in same-day funds in the amount of $ for such securities.
☐	Elects the Net Issue Exercise option pursuant to Section 2(b) of the Warrant, and accordingly requests delivery of a net of of such securities, according to the following calculation:
	X = Y(A-B)	( )=( )[( )-( )]
	A	( )
Where X = the number of shares of Common Stock to be issued to Holder.
Y = the number of shares of Common Stock purchasable under the amount of the Warrant being exchanged (as adjusted to the date of such calculation).
A = the Fair Market Value of one share of the Company's Common Stock.
B = Purchase Price (as adjusted to the date of such calculation).
☐	Elects the Easy Sale Exercise option pursuant to Section 2(d) of the Warrant, and accordingly requests delivery of a net of of such securities.

Please issue a certificate or certificates for such securities in the name of, and pay any cash for any fractional share to (please print name, address and social security number):

Name:
Address:
Signature:

Note: The above signature should correspond exactly with the name on the first page of this Warrant or with the name of the assignee appearing in the assignment form below.

        If said number of shares shall not be all the shares purchasable under the within Warrant, a new Warrant is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder rounded up to the next higher whole number of shares.

EXHIBIT B

NOTICE OF TRANSFER
(To be signed only upon transfer of Warrant)

        FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                                             the right represented by the attached Warrant to purchase              * shares of Common Stock of East West Bancorp Inc., to which the attached Warrant relates, and appoints                        Attorney to transfer such right on the books of East West Bancorp Inc., with full power of substitution in the premises.

Dated:
(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)
(Address)
Signed in the presence of:

*Insert here the number of shares without making any adjustment for additional shares of Common Stock or any other stock or other securities or property or cash which, pursuant to the adjustment provisions of the Warrant, may be deliverable upon exercise.

QuickLinks

COMMON STOCK PURCHASE WARRANT
EAST WEST BANCORP INC. WARRANT TO PURCHASE THREE HUNDRED THOUSAND (300,000) SHARES OF COMMON STOCK
NOTICE OF EXERCISE (To be executed upon exercise of Warrant)
NOTICE OF TRANSFER (To be signed only upon transfer of Warrant)